                                                                   EXHIBIT 10.14

                            DATED JANUARY 22, 1998
                            ----------------------




                       (1)  LUCAS INDIEL ARGENTINA S.A.


                       (2)  LUCAS DIESEL DO BRASIL LTDA



                       SUPPLY AND DISTRIBUTION AGREEMENT

                    FOR SOUTH AMERICA (EXCLUDING ARGENTINA)

THIS AGREEMENT is made on 22nd day of January 1998
--------------

BETWEEN:
-------

(1)  LUCAS INDIEL ARGENTINA S.A. of Calle 111 entre 3y 1 bis - Parque Industriel
     ---------------------------
     Zona Norte 5700 San Luis (Pcia. San Luis) - C. Correo 572 Argentina ("Indiel")

(2)  LUCAS DIESEL DO BRASIL LTDA of Rodovia Raposo Tavares, KM 30, Caixa Postal
     ---------------------------
     14, 06700-000 Cotia, Sao Paulo, Brasil ("Lucas")


RECITALS
--------


(A) Pursuant to a Share Sale and Purchase Agreement (as defined below) certain Associated Companies of Lucas ("the Vendors") are selling and/or granting options over all of their shares in Indiel to Prestolite Electric Incorporated and Prestolite Newco Incorporated ("the Purchasers").

(B) On completion of the sale of such shares to the Purchasers Lucas wishes to continue to be supplied with Lucas Branded Products (as defined below). Indiel is willing to sell and Lucas is willing to purchase such Lucas Branded Products on the terms set out in this Agreement.

WHEREBY IT IS AGREED as follows:
--------------------

1.  DEFINITIONS AND INTERPRETATION
    ------------------------------
1.1 In this Agreement the expressions set out in Column 1 below shall (unless inconsistent with the context) have the meanings set out opposite them in Column 2 below:-

COLUMN 1                           COLUMN 2
--------                           --------

"the Aftermarket"                  Means the market for (a) spare and
                                   replacement parts for components or
                                   sub-assemblies comprised within the products of Original Equipment Manufacturers and (b) automotive accessories and includes Original
                                   Equipment Service

"Agreement Year"                   means (i) the period from the Commencement
                                   Date until the 31st December 1998; (ii)
                                   every period of twelve (12) months beginning thereafter on each 1st January during the Term except that should this Agreement terminate on a day other than 31st December in any year the final "Agreement Year" shall be the period from the 1st January last preceding the date of termination to the date of termination

"Associated Company"               means any person which is either a holding
                                   company (whether direct or indirect) or a subsidiary company of the relevant party or a subsidiary company of any such holding company or is otherwise directly or indirectly controlled by, or is under the same control, direct or indirect, as the relevant party from time to time and at the time that the relevant clause in which such expression appears has application, which where a claim is to be made under the relevant clause shall mean when the cause of action accrued under such clause

"the Commencement Date"            means the date of this Agreement

"Competing Product"                means any product which is interchangeable
                                   in its application and/or function with a Lucas Branded Product but excludes a product which is so interchangeable but is a "second tier product". For the purposes of this definition a "second tier product" is a product which is clearly aimed at a different market sector than Lucas Branded
                                   Products, being a market which does not
                                   require a premium branded product but
                                   requires a product which is markedly cheaper than a premium branded product and which is prepared to accept a product which is of inferior quality and/or is sold with a less favourable warranty or other less favourable conditions than that or those applicable to premium branded products, "second tier products" being best illustrated by the products which are manufactured or sourced at the date hereof by Lucas Automotive (Pty)
                                   Ltd in South Africa and marketed under the brand name "Electrotech"

"Conditions of Sale"               means the conditions of sale in Schedule 3

"control"                          means in relation to a body corporate or
                                   other entity the power of any person to
                                   secure by law or by corporate structure that the affairs of that body corporate or other entity are conducted in accordance with the wishes of that person, and any cognate word shall be construed accordingly

"Controllers"                      means persons able to decide or influence
                                   the management or policies of the relevant company in any material respect including
                                   (without prejudice to the generality of the foregoing) any of the following from time to time: its owners, its directors, any of its partners, or any majority of its shareholders

"Country"                          means any country, state or principality and
                                   includes any area or part of any of the same

"customer"                         means a buyer whether such buyer is an end
                                   user, retailer, wholesaler, distributor, dealer or otherwise

"Distribution Outlet"              means a wholesaler, retailer,
                                   sub-distributor, dealer, stockist, service outlet, garage, workshop or other person who buys or acquires products from the relevant party hereto otherwise than as the ultimate end user of those products

"Free Carrier"                     has the meaning given to such expression in
                                   Incoterms 1990 provided that where there is any conflict between the rights, duties and obligations of the parties as set out in Incoterms and those set out in this Agreement, those set out in this Agreement shall prevail

"First Pick Rate"                  means the percentage of the order quantity
                                   supplied on the due delivery date subject to the order having been placed in accordance with the provisions of this Agreement

"Force Majeure"                    means any event or circumstance of the
                                   following kinds which is beyond the
                                   reasonable control of the party in question:
                                   governmental actions, war, riots, civil
                                   commotion, fire, flood, tempests or other extreme weather conditions, epidemics, acts of terrorism, bombings, explosions, acts of God, other natural disasters or any event or circumstance similar in nature to the foregoing

"Freely Distributable Products"    means Other Products which are not Competing
                                   Products

"holding company"                  means a company which either (a) holds the
                                   majority of the voting rights in another company or (b) is a member of another company and has the right to appoint or remove a majority of its board of directors or other corporate officers or (c) is a member of another company and controls alone pursuant to an agreement with other shareholders or members, a majority of the voting rights in it. Reference to "company" includes any body corporate

"Improvement"                      means any invention, discovery or design
                                   comprised within any change made at any time during the Term to Products or their method of manufacture or use which makes them of better quality or more efficient or adaptable or enables them to be manufactured more cheaply or more efficiently

"Intellectual Property             means any patent, copyright, registered
 Rights"                           design, design right, trade mark,
                                   topography, know-how or similar property or right by whatever name it is called and in whatever Country it is registered or subsists

"Lucas Competitor"                 means any person, or an Associated Company
                                   of any such person, listed in Schedule 2

"Lucas Branded                     means Products (including the packaging for
 Products"                         the same) to which the Trade Marks have been
                                   or are to be applied in accordance with this Agreement

"Lucas Distribution Outlet"        means a wholesaler, retailer,
                                   sub-distributor, dealer, stockist, service outlet, garage, workshop or other person who buys or acquires products otherwise than as the ultimate end user of those products and who was appointed prior to the date hereof or is hereafter appointed by Lucas or any Associated Company of Lucas in any Country in the world.

"Minimum Period"                   means the period of 5 years commencing on
                                   the Commencement Date, subject to the
                                   provisions of clause 12.3

"New Products"                     means products which Indiel may after the
                                   date hereof add to its range of products being of the same generic kind as those specified in Schedule 1 but, for the avoidance of doubt, the expression excludes
                                   Products currently offered by Indiel to
                                   which Improvements are made and also
                                   excludes any products which are introduced hereafter to Indiel's range of Products but which Indiel is not able to allow Lucas to distribute in the Territory by reason of exclusive rights existing at the date of this Agreement which have been granted by Indiel, or any Associated Company of Indiel, in respect of the Territory in relation to products of the same generic kind as those specified in Schedule 1

"Original Equipment                means any manufacturer or assembler of
 Manufacturer"                     transport vehicles, engines or similar
                                   equipment including, but not limited to, a manufacturer or assembler of motor cars, vans, buses, coaches, forklifts, industrial vehicles, trucks, tractors or marine, motive power or stationary engines or a manufacturer of components or sub-assemblies to be fitted as original equipment to such vehicles, engines or similar equipment

"Original Equipment Service"       means the market for supplies of spare and
                                   replacement parts to any Original Equipment
                                   Manufacturer other than for fitting as
                                   original equipment or to any dealer of any Original Equipment Manufacturer in its capacity as a dealer for such Original
                                   Equipment Manufacturer

"Other Products"                   means Products or New Products (including
                                   the packaging for the same) which are either unbranded or are branded with a trade mark, name or logo other than any of the Trade
                                   Marks

"person" means any person, firm, company or similar entity whether corporate or unincorporate

"Products"                         means those alternators, starter motors,
                                   ignition distributors and various other
                                   products and parts thereof for cars and
                                   commercial and agricultural vehicles
                                   currently manufactured by Indiel which are
                                   supplied to Lucas as part of Indiel's
                                   Aftermarket product programme, the products
                                   supplied to Lucas which are currently
                                   manufactured by Indiel being listed in
                                   Schedule 1 hereto and includes any New
                                   Products and any Improvements to Products or
                                   New Products but excludes any of the
                                   Products which Indiel removes from the ambit
                                   of this Agreement in accordance with clause
                                   8.6

"Product Warranty"                 means the warranty contained in clause 7 of
                                   the Conditions of Sale;

"Relevant Country"                 means any Country on the South American
                                   continent and in Central America and any other Country from which it is from time to time commercially viable to export Products to any Country in the Territory and for those Products to be competitive in terms of price and delivery with Lucas Branded
                                   Products being sold in such Country in the Territory

"Reserved Territory"               means the Country named Argentina

"sale" means any form of supply whether by way of sale, lease, hire or exchange and any cognate word shall be construed accordingly

"Share Sale and Purchase           means the agreement made between the Vendors
 Agreement"                        and the Purchasers (as defined therein) of
                                   even date herewith for the sale of and/or grant of options over certain shares of Indiel and all documents referred to therein

"South African States"             means the Republic of South Africa, Namibia,
                                   Botswana, Swaziland and Lesotho and includes any one or more of such Countries

"subsidiary"                       means a company in which another company (a)
                                   holds a majority of the voting rights; (b) is a member of it and has the right to appoint or remove a majority of its board of directors or other corporate officers; or
                                   (c) is a member of it and controls alone pursuant to an agreement with other shareholders or members, a majority of the voting rights in it and includes a subsidiary of a company which is itself a subsidiary of another company. Reference to "company" includes any body corporate

"the Term"                         means the period between the Commencement
                                   Date and the termination of this Agreement howsoever arising

"the Territory"                    means the  continent of South America but
                                   excluding the Reserved Territory and
                                   includes any one or more of such Countries

"Trade Marks"                      means the trade mark, name and logo (whether
                                   or not registered as a trade mark in any part of the Territory) "Lucas" and/or the Lucas diagonal device and/or such other trade mark, name or logo as Lucas may from time to time decide in its absolute discretion and notify in writing to Indiel shall be used in relation to Lucas Branded
                                   Products to be supplied by Indiel to Lucas pursuant to this Agreement

"Trade Mark Licence"               means the licence in relation to the Trade
                                   Marks specified therein granted by Lucas
                                   Industries plc to Indiel and which has the same date as this Agreement

"Trade Mark Licence Period"        means the period during which the Trade Mark
                                   Licence subsists in fact

"Vehicle Parc"                     means all automotive vehicles in use at any
                                   given time

"Warranty Replacement"             means a repair and/or replacement to a Lucas
                                   Branded Product sold by Lucas in the
                                   Aftermarket in the Territory that is also during the Term sold by Indiel to Lucas and which a customer is entitled to have carried out under the terms of the Product Warranty given to such customer and includes a repair or replacement carried out after the end of the Term

1.2 words used in this Agreement which denote the singular shall be deemed to include the plural and vice versa. References to a particular gender include all other genders;

1.3 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
      Schedule in which such references appear;

1.4 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.5 the headings to the clauses of this Agreement and to the paragraphs of any Schedule will not affect its construction;

1.6 the word "including" or any cognate word shall be construed as though the words "without limitation" immediately followed such word;

1.7 references in this Agreement to any instrument or agreement shall include such instrument or agreement as may have been or may hereafter be varied.

2.   APPOINTMENT
--   -----------

2.1 With effect on and from the Commencement Date Indiel hereby grants Lucas the right to be the exclusive distributor of Lucas Branded Products in the Aftermarket in the Territory, and Lucas agrees to act as such exclusive distributor, in accordance with and subject to the terms set out in this Agreement. Accordingly Indiel shall not grant any distributor, agent or person, whether within or outside the Territory other than Lucas, the right to sell, offer for sale or negotiate the sale of Lucas Branded Products in the Aftermarket within, or for delivery in, the Territory nor shall Indiel itself directly or indirectly sell or offer for sale any Lucas Branded Products in the Aftermarket to customers in, or who require delivery in, the Territory or who Indiel knows or has good reason to believe intend to sell Lucas Branded Products in the Aftermarket in the Territory.

2.2 Lucas shall have the right, in its discretion, to appoint Distribution Outlets in the Territory for the purposes of distributing Lucas Branded Products in the Aftermarket.

2.3 Lucas shall have the right, to the exclusion of Indiel or any other person appointed by Indiel, to provide after sales service in the Aftermarket in the Territory in relation to Lucas Branded Products purchased by Lucas pursuant to this Agreement, but without prejudice to Indiel's obligations under this Agreement in relation to Warranty Replacement.

3.   TERM
     ----

     Subject to clauses 12.3 and 18, this Agreement shall continue in force for the Minimum Period and shall thereafter continue in force unless and until terminated by either party giving to the other at least 12 months' prior written notice expiring on or at any time after the expiry of the Minimum Period.

4.   SUPPLY OF PRODUCTS
     ------------------

4.1 Indiel shall manufacture and/or sell to Lucas and Lucas shall purchase such quantities of Lucas Branded Products as Lucas orders from Indiel from time to time in accordance with the terms of this Agreement. Lucas shall (a) during the Term sell Lucas Branded Products only in the Aftermarket in the Territory (subject to sub-clause (b) below) and (b) after the end of the Trade Mark Licence Period be entitled to sell Lucas Branded Products only in the Aftermarket in the Territory the Reserved Territory and the South African States, but then not through any Distribution Outlet formally appointed by Indiel as an authorised Distribution Outlet of Indiel unless it is also authorised by Indiel to sell Lucas products at the relevant time.

4.2 Minimum batch quantities and multiples thereof and lead times in relation to delivery of Lucas Branded Products shall be agreed between the parties from time to time and subject thereto Indiel shall deliver Lucas Branded Products at the times required by Lucas.

4.3 Lucas shall from time to time instruct Indiel in writing which of the Products to be supplied to Lucas pursuant to this Agreement shall have the Trade Marks applied to them and Indiel shall comply with such instructions. All Lucas Branded Products supplied by Indiel and the packaging in which they are supplied shall be labelled with the Trade Marks according to the specifications for such labelling from time to time reasonably stipulated by Lucas by giving not less than 90 days notice in writing and the prices for Lucas Branded Products shall include for this. Indiel shall not be required to cast, emboss, etch or otherwise permanently incorporate any Trade Mark on to Products to be supplied to Lucas pursuant to this Agreement.

4.4 Indiel shall deliver the Lucas Branded Products ordered by Lucas Free Carrier at Indiel's factory in Argentina or as Lucas may otherwise reasonably direct in which case additional transport costs shall be for Lucas' account.

4.5 Indiel and Lucas respectively agree to co-operate with each other to ensure that best practice supply chain procedures are used and to use reasonable endeavours continuously to improve such procedures.

5.   MOST FAVOURED CUSTOMER
     ----------------------

5.1 Indiel shall in supplying Lucas Branded Products to Lucas treat Lucas with most favoured customer status by which is meant, that:

     5.1.1 Indiel will not supply, or offer to supply, Other Products to its other customers in the Aftermarket on shorter lead times than those from time to time applicable to equivalent Lucas Branded Products supplied to Lucas;

     5.1.2 where Indiel's production capacity for Products and Other Products for whatever reason, and whether temporarily or permanently, is unable to satisfy in terms of time and number all the orders outstanding and unfulfilled at any one time for the same from Lucas and Indiel's other customers (including those required for sale by Indiel itself and any Indiel Associated Company), Indiel shall in seeking to satisfy such orders or requirement allocate the available Products and Other Products between all those persons, including Lucas and Indiel itself and any Indiel Associated Company, who have ordered or require supplies of Products or Other Products which cannot be satisfied, pro rata to their respective orders or requirement. In the operation of this clause 5.1.2 orders from Original Equipment Manufacturers to Indiel requiring Products or Other Products in any Country for inclusion in new vehicles shall at all times take precedence and shall accordingly not be taken into account provided that nothing herein contained shall be deemed authority to Indiel to apply the Trade Marks to any products otherwise than pursuant to the Trade Mark Licence or clause 4.3 of this Agreement;

     5.1.3 if at any time the prices (on an equivalent basis having regard to the place and method of delivery payment and other terms of sale) charged or offered by Indiel to any of its customers (other than Lucas and Original Equipment Manufacturers) buying Products or Other Products for inclusion in new vehicles, in whichever Relevant Country such customers are carrying on business or are located, for Products or Other Products of broadly equivalent specification to that of Lucas Branded Products being supplied to Lucas under this Agreement, on the basis of broadly equivalent quantities to be delivered within a broadly equivalent timeframe and having regard to market structures, are less than the prices then being charged by Indiel to Lucas for Lucas Branded Products then Indiel shall charge those more favourable prices to Lucas with immediate effect for as long as those more favourable prices shall continue to be charged or offered.

5.2 Indiel will not be in breach of clauses 5.1.2 or 5.1.3 if on infrequent occasions in relation to the supply of a particular Product or Other Product to Original Equipment Service and in order to meet the requirements of an Original Equipment Manufacturer Indiel either gives preference over Lucas in the allocation of such Product or Other Product or in the price it charges for such Product or Other Product to Original Equipment Service provided that in general Indiel maintains a fair overall allocation judged over a reasonable period of time on the basis laid down in clause 5.1.2 or, as the case may be, the weighted average of the prices charged by Indiel to Original Equipment Service shall not on the basis laid down in clause 5.1.3 be more favourable than those charged to Lucas.

6.   AVAILABILITY AND VEHICLE PARC
     -----------------------------

6.1 Indiel agrees to use reasonable endeavours to achieve a 90% First Pick Rate for Lucas Branded Products in respect of orders placed by Lucas under and in accordance with the terms of this Agreement and once such percentage has been achieved continuously to seek to increase such percentage rate, this being without prejudice to Indiel's obligations to deliver Lucas Branded Products by other specific delivery dates agreed between Indiel and Lucas from time to time in respect of specific orders.

6.2 Indiel agrees that it will from time to time during the Term make available for purchase by Lucas pursuant to the terms of this Agreement Lucas Branded Products to cover not less than such proportion of the Vehicle Parc within that part of the Territory comprising Brazil, Paraguay, Uruguay and Bolivia as is at the Commencement Date covered by Indiel in the supply of Lucas Branded Products to Lucas.

7.   SPECIFICATION AND QUALITY
     -------------------------

7.1 Indiel will supply Lucas Branded Products to a functional specification which is not inferior to the functional specification of the equivalent original equipment and whose appearance is comparable to the appearance of original equipment of the type in question commonplace in the industry from time to time. Without limiting the generality of the foregoing Indiel will, subject to clause 7.2, as from the Commencement Date supply each type of Lucas Branded Product to no lesser specification than is current at such date for such type of Lucas Branded Product then being supplied to Lucas.

7.2 Indiel shall not change the specification of Lucas Branded Products manufactured by it without giving Lucas at least 45 days' written notification of the intention to change such specification.

7.3 Indiel will use its best endeavours to ensure that all Lucas Branded Products supplied to Lucas under this Agreement comply with all requirements imposed by law in the Territory relating to their manufacture, composition and packaging provided such requirements in relation to each Country in the Territory have been made known in writing by Lucas to Indiel, and Indiel is given a reasonable time after Indiel receives such written notification from Lucas in which to make any necessary changes to Lucas Branded Products. Indiel shall be entitled to reflect any additional costs in relation to such compliance in the prices for the relevant Lucas Branded Products.

7.4 Indiel acknowledges that Lucas will not, and shall not be required to, carry out inspection of Lucas Branded Products before delivery of the same to Lucas' customers and that accordingly the rights of Lucas under this Agreement in relation to Lucas Branded Products shall not thereby be prejudiced.

7.5 Indiel shall incorporate into Lucas Branded Products any Improvement which is incorporated by Indiel into equivalent Other Products.

8.   INDIEL OBLIGATIONS
     ------------------

8.1 Indiel shall, at the request of Lucas within a reasonable time following the request, provide Lucas without charge, with such technical information regarding Lucas Branded Products as Lucas may reasonably require.

8.2 Indiel shall in relation to Warranty Replacement (a) supply free of charge such replacement parts as are necessary and (b) reimburse Lucas the costs and expenses incurred by Lucas in honouring the Product Warranty.

8.3 Indiel will appoint a person whose responsibility it will be to ensure that Lucas has a ready point of contact at all reasonable times for all operational matters concerning this Agreement. Indiel will notify Lucas of the name, business address, telephone and fax numbers of such person within 14 days of the Commencement Date. Indiel may change its appointee from time to time by written notice to Lucas.

8.4 Indiel shall permit Lucas from time to time during the Term to inspect at any time during normal working hours on reasonable prior notice (a) any premises where Lucas Branded Products are being manufactured or stored and
     (b) the relevant documentation relating to the sale by Indiel of Products, to verify that Indiel has been and is complying with its duties and obligations under this Agreement.

8.5 Indiel shall not sell or offer for sale (other than to Lucas) in the Territory any Products branded, or whose packaging is branded, with any of the Trade Marks or any confusingly similar trade mark, name or logo whether during the Term or after the termination of this Agreement.

8.6 Indiel shall have responsibility for Product programme creation and maintenance. Products may be removed from the ambit of this Agreement by agreement between the parties or by Indiel giving Lucas at least 6 months' prior written notice but only where Indiel at the time that it ceases to supply such Products to Lucas as Lucas Branded Products will also be ceasing supply of such Products or equivalent Other Products to its other customers.

9.   PRODUCT LIABILITY
     -----------------

     Indiel will indemnify and hold Lucas harmless against all actions, claims, costs, demands, expenses and liabilities in respect of any death, personal injury, loss or damage to property made against, incurred or suffered by Lucas arising from any defective product (whether a Lucas Branded Product or Other Product), other than where such defect is a defect in a design made by Lucas or by a third party at Lucas' instigation , supplied by Indiel pursuant to this Agreement and provided that the limit of Indiel's liability under this clause shall be an amount equal to US $10,000,000 for each and every event and in the aggregate in any one year of insurance pursuant to the policy of insurance effected under clause 15.

10.  EXCLUSIVITY OF PURCHASE
     -----------------------

10.1 Lucas shall during the Term purchase all of its requirements for Lucas Branded Products for sale in the Territory from Indiel provided always that such obligation on Lucas shall not apply:-

     10.1.1 in respect of any particular Lucas Branded Product manufactured and sold by Indiel to Lucas which is not competitive in the Aftermarket in any relevant Country in the Territory at the relevant time in terms of delivery, lead times, price, quality and specification when compared with an equivalent Other

             Product being sold by Indiel in the Territory, or in a Relevant Country for sale and/or delivery to the Territory, at such time;

     10.1.2 if Indiel at the relevant time shall be in continuing breach (meaning having failed to remedy within the time stated in clause 18.1.1) of this Agreement;

     10.1.3 in respect of any particular Lucas Branded Product, if Indiel at the relevant time is incapable of supplying Lucas' requirements for such Lucas Branded Product for any reason whatsoever, including by virtue of Force Majeure.

10.2 In circumstances where pursuant to the foregoing provisions Lucas is not under an obligation to purchase its requirements for any Lucas Branded Product exclusively from Indiel, or if Lucas requires a Product which is for part of the Vehicle Parc not covered by Indiel, Lucas may purchase the same from any other source but only so long as the reason or circumstances excusing Lucas from such obligation continues to subsist.

11.  OBLIGATIONS OF LUCAS
     --------------------

11.1 Lucas will use its reasonable endeavours to achieve the maximum possible sales of Lucas Branded Products throughout the Territory.

11.2 Lucas shall provide such technical facilities and suitably trained staff as are necessary to enable Lucas to repair and service Lucas Branded Products and to provide warranty support (without prejudice to the provisions of clause 8.2) throughout the Territory.

11.3 Lucas shall not during the Trade Mark Licence Period supply customers for Lucas Branded Products in or for delivery in or who Lucas knows or has good reason to believe intend to sell Lucas Branded Products in the Reserved Territory or the South African States.

11.4

             11.4.1 Notwithstanding anything implied to the contrary in this Agreement but subject to its express terms Indiel shall be free to manufacture, sell, market, distribute and otherwise deal in

                     Freely Distributable Products without restriction in any part of the world for any purpose.

             11.4.2 Lucas shall not restrict or purport to restrict whether by any contractual provision or in any other way any Lucas Distribution Outlets from dealing with Indiel or any corporate body or entity which in relation to Indiel is an Associated Company as its or their Distribution Outlet in relation to Freely Distributable Products nor take legal or commercial action against any Lucas Distribution Outlet if it hereafter sells Freely Distributable Products by reason of that fact alone but not so to prevent Lucas from taking action in relation to any contractual provision relating to any other matter.

11.5 Lucas shall during the Trade Mark Licence Period refer to Indiel any enquiries for Lucas Branded Products received from any customer for supply to the Reserved Territory.

12.  PRICE AND PAYMENT
     -----------------

     12.1 Subject to clause 5.1.3 the prices for Lucas Branded Products currently supplied by Indiel shall be as set out in Schedule 1 until such time as they are varied pursuant to clause 12.2 or clause 12.3. Such prices are in US dollars Free Carrier Indiel's factory Argentina and are exclusive of VAT or other similar sales taxes which, if applicable, shall be an addition to such prices.

     12.2 Subject to clause 5.1.3, Indiel will be entitled, having first consulted with Lucas on giving Lucas not less than 90 days' prior written notice, to increase the prices for Lucas Branded Products provided always that:-

          12.2.1 there shall not be more than one price increase for any Lucas Branded Product in any Agreement Year save that any price increase which on the basis of past practice between Indiel and Lucas would take place after the date hereof but on or before 31st March 1998 and which takes effect on the basis of prices laid down by Lucas and not agreed between Indiel and Lucas shall be disregarded for the purposes of this clause 12.2.1 in the first Agreement Year but if prices are so agreed between Indiel and Lucas such prices shall remain fixed for a period of 12 months notwithstanding the provisions of this clause 12.2;

          12.2.2 each such increase shall be shown fairly and reasonably to reflect any increase in the costs to Indiel of producing Lucas Branded Products and supplying them to Lucas;

          12.2.3 no increase shall affect any order placed by Lucas prior to notice of such increase having been given;

          12.2.4 no increase shall affect any orders placed by Lucas during such 90 day period insofar as the aggregate number of units of the Lucas Branded Products affected by the price increase does not exceed the aggregate number of units of the same Lucas Branded Products ordered in the 90 day period prior to Indiel beginning to consult with Lucas about the price increase.

     12.3 Notwithstanding the provisions of clause 12.2 Indiel shall be entitled not earlier than 1st October 1999 and not later than 31st December 1999 to give written notice to Lucas (referring in such notice to this clause 12.3) that in order to provide Indiel with a commercially viable profit margin on Lucas Branded Products the prices for the same will be increased with effect from 1st January 2001 by the amounts stated in such notice. If Lucas is unwilling to pay such increased prices or after negotiations in good faith between the parties any alternative increased prices proposed by Indiel Lucas shall unless Indiel and Lucas shall by then have determined that there shall not be any increase in prices be entitled to give written notice to Indiel not later than 31st March 2000 terminating this Agreement on 31st December 2000. If Lucas shall not give such notice then the prices specified by Indiel in its notice given to Lucas pursuant to this clause 12.3 shall become effective from January 1st 2001, and such prices shall be fixed until 31st December 2001 and thereafter may only be increased by Indiel in accordance with the provisions of clause 12.2

12.4 Lucas shall pay for Lucas Branded Products in US Dollars within 120 days from date of invoice which shall not be rendered prior to delivery of Lucas Branded Products covered by the relevant invoice.

13.  INDEMNITY
     ---------

     Indiel will indemnify and hold Lucas harmless against all actions, claims, costs, demands, expenses and liabilities in respect of any infringement of the Intellectual Property Rights of any person (other than any Associated Company of Lucas) made against incurred or suffered by Lucas resulting from the sale by Lucas (a) of any Lucas Branded Products supplied by Indiel during the Term or pursuant to clause 19.2.2 in the Aftermarket in the Territory and (b) in the Reserved Territory after the end of the Trade Mark Licence Period provided that such indemnity shall not apply to any such actions, claims, costs, demands, expenses and liabilities (i) arising from the use of the Trade Marks on Lucas Branded Products in accordance with the relevant provisions of this Agreement and (ii) to the extent that the same arise in relation to the design of any Lucas Branded Product in circumstances where Indiel has not after the Commencement Date made any change to such design or other aspect (including the re-sourcing of the same) of the relevant Lucas Branded Product or any design made by Lucas or by a third party at Lucas' instigation.

14.  TRADE MARK PROVISIONS
     ---------------------

14.1 On the date of this Agreement Lucas will enter into the Trade Mark Licence with Indiel for Indiel's use of the Trade Marks on Products other than pursuant to the provisions of this Agreement.

14.2 Without prejudice to the provisions of the Trade Mark Licence, Indiel shall not (whether during the Term or after the termination of this Agreement) have any rights pursuant to or deriving from this Agreement to sell or offer for sale any Lucas Branded Products other than to Lucas.

14.3 Indiel shall not use any of the Trade Marks for any purpose in relation to the Products other than for labelling the same in accordance with clause
     4.3 and in particular but
     without limiting the generality of the foregoing shall not use any of the Trade Marks as the whole or part of a corporate or other business name.

14.4 Indiel agrees that the ownership of the Trade Marks and the goodwill relating thereto shall always remain vested in Lucas, or a Lucas Associated Company, both during the period of this Agreement and thereafter and that nothing in this Agreement shall give Indiel any right, title or interest in the Trade Marks.

14.5 Indiel undertakes not knowingly to do any act in relation to the use of the Trade Marks pursuant to this Agreement which will invalidate or jeopardise in any way the rights of any Lucas Associated Company in the Trade Marks.

14.6 Issues associated with marketing and distribution of Products in both Lucas' branding and that of Indiel will be sought initially to be resolved by the marketing/sales managers of both parties maintaining a continuing dialogue in relation to marketing and distribution matters with a view to avoidance of issues. Where the marketing/sales managers of the parties, having tried, are unable to resolve any particular issue such issue shall be referred by either of them to the managing directors of each of the parties for resolution.

15.  INSURANCE
     ---------

     Without prejudice to the provisions of clause 9 Indiel will effect and maintain or cause another Associated Company of Indiel to effect and maintain for its and the Associated Company's benefit insurance in respect of product liability for Lucas Branded Products manufactured and sold by Indiel to Lucas in an amount equal to not less than US $10,000,000 for each and every event and in the aggregate in any one year of insurance under such policy and will at the request of Lucas from time to time during the Term produce written evidence that such insurance is in force. Insofar as and to the extent that Indiel or any such other Associated Company of Indiel receives any proceeds of insurance in respect of a claim made by Lucas in respect of Products supplied to Lucas pursuant to this Agreement such proceeds shall be held on trust by Indiel or any such other Associated Company of Indiel for Lucas, pro rata where the insurance proceeds recovered include monies in respect of claim(s) other than Lucas' claim.

16.  PRODUCTION AND SUPPLY PLAN
     --------------------------

     Prior to the commencement of each Agreement Year other than the first Agreement Year Indiel and Lucas shall after discussion with each other and exchange of relevant market information prepare and agree a production and supply plan ("the Annual Plan") in respect of Lucas Branded Products for such Agreement Year. Each such Annual Plan shall include estimates of purchases in the relevant Agreement Year by Lucas from Indiel of Lucas Branded Products and estimates by Indiel of planned dates for the introduction of New Products and/or Improvements as well as additional products intended to be added as additional Lucas Branded Products by agreement.

17.  CONFIDENTIALITY
     ---------------

     Each party undertakes that it shall not, and shall ensure that its employees and agents shall not, disclose, use or permit the use of any confidential information disclosed to it by the other party except as may be necessary for complying with its obligations under this Agreement and then only in such a manner as to protect fully the confidentiality of such confidential information. The obligations of non-disclosure by each party shall continue to apply notwithstanding the termination of this Agreement but shall not apply to any information which falls into the public domain
     other than by breach of such obligation of non-disclosure.   Registration
     or notification of this Agreement with or to any regulatory authority shall not be a breach of confidence for the purposes of this clause.

18.  TERMINATION
     -----------

18.1 A party shall be entitled to terminate this Agreement summarily by written notice to the other party if the other party is:

     18.1.1 in material breach of this Agreement and shall have failed to remedy the breach within 3 (three) months after receipt of a request in writing from the party not in breach to remedy the breach, such request indicating that failure to remedy the breach may result in termination of this Agreement;

     18.1.2 insolvent or has a receiver, manager, administrator, administrative receiver, liquidator (other than for the purposes of a solvent reconstruction or amalgamation) (or a person of similar status in a Country which has jurisdiction over such other party) appointed over it or its undertaking assets or income or any part thereof.

18.2 In the event that any Force Majeure event or circumstance subsists for an aggregate period of 180 days in any period of 365 days during the Term and during the whole of such aggregate period supplies of Lucas Branded Products are seriously affected (whether because Indiel is unable to deliver or Lucas is unable to take delivery of the same) either Indiel or Lucas shall be entitled to terminate this Agreement summarily by giving written notice to the other provided that such notice may only be given at a time when such Force Majeure event or circumstance subsists.

18.3 Lucas shall be entitled to terminate this Agreement summarily within 3 months of becoming aware of any change in the Controllers of:

     (a)   Indiel

     (b)   any direct or indirect holding company of Indiel or

     (c) any subsidiary of any such holding company to which there has been a Business Transfer pursuant to clause 21.1 without there being a Business Transfer back in accordance with the provisions of such clause resulting in the new Controllers being a Lucas Competitor. Indiel undertakes to notify Lucas in writing of any such change within 7 days of the same occurring.

19.  EFFECTS OF TERMINATION
     ----------------------

19.1 The termination of this Agreement will be without prejudice to the rights and duties of either party accrued prior to termination. The clauses in this Agreement which expressly or impliedly have effect after termination will continue to be enforceable notwithstanding termination. Indiel will honour any orders placed by Lucas prior to termination which have not been performed at termination save where termination is effected by Indiel pursuant to clause 18.1 or by either party pursuant to clause 18.2. Any indemnities given in this Agreement will continue to apply notwithstanding termination.

19.2 As from the date of termination Lucas will forthwith cease to hold itself out as distributor for Indiel and Indiel will forthwith cease to hold itself out as a manufacturer for Lucas in each case in respect of Lucas Branded Products, provided always that following the termination of this
     Agreement:

     19.2.1 Lucas will be entitled to sell Lucas Branded Products held by it in stock at termination or which are delivered thereafter by Indiel pursuant to orders placed by Lucas prior to termination or which are thereafter obtained by Lucas from any other source.

     19.2.2 Indiel will be entitled to sell
            (a)  all Lucas Branded Products held by it in stock at termination;
                 or

            (b) any Lucas Branded Products which are in the course of manufacture and which are completed thereafter provided in each case such sales of Lucas Branded Products shall be to any Lucas authorised distributor or dealer in the Reserved Territory and provided such sales are on normal terms and conditions (including as to price) and are released on to the market in an orderly way so as not to disrupt the same.

19.3 Immediately following termination of this Agreement Indiel shall at its own cost return to Lucas, unless the Trade Marks have been removed or obliterated therefrom, all tools, dies, artwork and other similar equipment and items which have prior to such termination been used by Indiel exclusively for the purposes of branding the Lucas Branded Products, or packaging relating thereto, with the Trade Marks.

19.4 Neither party shall be entitled to any compensation, indemnity or damages on the termination of this Agreement for the loss of its rights under this Agreement provided always that this clause shall (a) not exempt any party from liability for a breach of this Agreement by that party which occurred prior to termination; and (b) only apply to the extent permitted by applicable law and which cannot be contracted out of under such applicable law.

19.5 References in this clause 19 to "termination" mean termination howsoever arising.

20.  FORCE MAJEURE
     -------------

     Neither party shall be liable to the other for any failure or delay in performing its obligations under this Agreement due to Force Majeure provided always that:-

20.1 the date for performance of the contractual obligation which has been delayed by Force Majeure shall be deemed suspended only for a period equal to the delay thereby caused;

20.2 the party seeking to exempt itself from liability by virtue of the provisions of this clause 20 shall give notice to the other party within 7 (seven) days of becoming aware of the Force Majeure event or circumstance and of its consequences and shall at all times use all reasonable endeavours to mitigate the severity of the same;

20.3 the party seeking to exempt itself from liability by virtue of the provisions of this clause 20 shall not be entitled to payment from the other party in respect of extra costs and expenses incurred by virtue of the Force Majeure event or circumstance.

21.  ASSIGNMENT
     ----------

21.1 Neither Lucas nor Indiel will be entitled to assign the benefit or delegate the burden of this Agreement without the prior written consent of the other party. Each party hereby consents to a Business Transfer by the other under clause 21.2 where the transferee in question is a 100% subsidiary of, or a holding company holding 100% of the shares in, the party concerned or another 100% subsidiary of such holding company, and the remainder of clause 21.2 is complied with. If any such Business Transfer occurs and subsequently, the holding company of any subsidiary to whom there has been such Business Transfer proposes to enter into any transaction whereby such holding company no longer has control over such subsidiary Indiel or Lucas (as the case may be) or the relevant holding company shall procure that (unless otherwise agreed by the other party hereto) there shall prior to the proposed change of control of such subsidiary be a Business Transfer of the whole of the business and assets of such subsidiary back to a company in the same group of companies as such subsidiary prior to such proposed change of control and the provisions of clause 21.2 shall apply mutatis mutandis to such Business Transfer.

21.2 If either party shall during the Term sell or otherwise dispose of its business and assets, or substantially the whole of its business and assets (a "Business Transfer") and the other party shall consent to the assignment to the transferee of the benefit of this Agreement pursuant to clause 21.1, the party selling or disposing of its business and assets shall require that the transferee of the same shall as a condition of such sale or other disposal enter into a novation of this Agreement with the other party, the form of such novation agreement to be in terms reasonably stipulated by the other party and which shall require such transferee to covenant with the other party to be bound by the terms of this Agreement.

21.3 Indiel shall not sub-contract or sub-license the manufacture of Lucas Branded Products without the prior written consent of Lucas. If and to the extent that such consent is given Indiel shall be liable for all acts and omissions of any such sub-contractor or sub-licensee as though such acts or omissions were acts and omissions of Indiel. This clause 21.3 shall not prevent Indiel from sub-contracting the manufacture of individual components or sub-assemblies without consent.

21.4 This Agreement shall be binding on the successors and permitted assigns of each of the respective parties.

21.5 Lucas shall have power to perform its covenants, to exercise its rights and to accept benefits accruing to it under this Agreement through the agency of any other Lucas Associated Company. Lucas nonetheless shall remain liable for acts and omissions of any Lucas Associated Company who acts as agent for Lucas pursuant to the foregoing provisions of this clause 21.5 as though they were acts and omissions of Lucas. In relation to the indemnities given in favour of Lucas in clauses 9 and 13 Lucas enters into this Agreement not only for itself but also as trustee for all Associated Companies of Lucas to the intent that each such Associated Company shall have the benefit of such indemnities as if it was named in such clauses in addition to Lucas.

22.  SEVERABILITY
     ------------

     The illegality, invalidity or unenforceability of any clause or part of this Agreement will not affect the legality, validity or enforceability of the remainder. If any such clause or part is found by any competent court or competent authority to be illegal, invalid or unenforceable the parties agree that they will substitute provisions whose effect is as similar to the offending provisions as is possible without thereby rendering them illegal, invalid or unenforceable.

23.  ENTIRE AGREEMENT
     ----------------

23.1 This Agreement, and the documents referred to in it, contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to such transactions.

23.2 Each of the parties acknowledges that in agreeing to enter into this Agreement it has not relied on any pre-contractual representations warranties or other assurances in relation to the subject matter of this Agreement except those set out in this Agreement but without prejudice to any representations, warranties or other assurances given in any other agreement between the parties or between any Associated Company of Lucas and Indiel or any Associated Company of the Purchaser (as specified in the Share Sale and Purchase Agreement).

23.3 Each party hereby agrees that it shall have no remedy against the other party for any innocent or negligent misrepresentations made by such other party in relation to such transactions prior to this Agreement being entered into except to the extent that the same shall have been incorporated in this Agreement as a warranty representation or indemnity in which case any claim in relation to the same shall lie only on the basis of a breach of this Agreement or under the relevant indemnity provision.

24.  VARIATIONS
     ----------

     No variation to this Agreement shall be effective unless in writing signed by a duly authorised representative of each of the parties hereto.

25.  WAIVER
     ------

25.1 Failure to exercise or delay in exercising on the part of either party any right, power or privilege of that party under this Agreement shall not in any circumstances operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege in any circumstances preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25.2 Any waiver of a breach of any of the terms hereof or of any default hereunder shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.


26.  NOTICES
     -------

     Any demand, notice or communication in relation to this Agreement shall be made in writing and served by hand, by registered airmail post, or by facsimile transmission addressed to the recipient at its registered office or its address stated below (or such other address or facsimile number as a party may nominate in writing from time to time).

     Indiel
     ------

     Lucas Indiel Argentina S.A.
     Calle 111 entre 3 y 1 bis
     Parque Industrial Zona Norte 5700
     San Luis (Pcia. San Luis) - C. Correo
     572 Argentina

     Attn: Managing Director

     Facsimile: 0054 1454 5500

     With a copy of the notice to be addressed to: "Managing Director and Finance Director" Prestolite Electric Limited, Cleveland Road, Leyland, Preston, Lancashire, PR5 1XB, England

     Lucas
     -----

     Lucas Diesel do Brasil LTDA
     Rodoria Raposo Tavares
     KM30
     Caixa Postal 14
     06700-000 Cotia
     Sao Paulo
     Brasil

     Attn: Managing Director

     Facsimile: 0055 11493 2026

     With a copy of the notice to be sent to the Company Secretary of Lucas Limited at Stratford Road, Solihull, West Midlands, B90 4LA, England.

27.  LANGUAGE
     --------

27.1 The English language version of this Agreement shall be the authoritative version even though it may have been translated into some other language.

27.2 All communications between the parties shall unless otherwise agreed in writing be in the English language.

28.  ASSOCIATED COMPANY
     ------------------

     Any act or omission of any Associated Company of Indiel or Lucas (as the case may be) which if committed or omitted by Indiel or Lucas (as the case may be) would have been a breach of this Agreement by Indiel or Lucas (as the case may be) will be deemed to be a breach of this Agreement by Indiel or Lucas (as the case may be) who will be liable to the other party accordingly.

29.  TERMS AND CONDITIONS OF SALE
     ----------------------------

29.1 The Conditions of Sale and the terms of this Agreement shall apply in relation to the sale of Lucas Branded Products by Indiel to Lucas pursuant to this Agreement which Conditions of Sale and the other provisions of this Agreement shall apply to the exclusion of any terms and conditions of purchase from time to time used by Lucas and to the exclusion of any terms and conditions of sale from time to time used by Indiel, whether or not such terms and conditions are endorsed upon or delivered with any document sent by either party to the other from time to time. In the event of any conflict between the terms of this Agreement and the Conditions of Sale, the terms of this Agreement including clause 9, shall prevail.

29.2 Lucas acknowledges and agrees that to the extent that Lucas provides to its customers product warranty commitments or other contractual promises or terms which are more generous than those set out in the Product Warranty Lucas does so at its own risk and cost and Indiel's obligations to Lucas under this Agreement and the Conditions of Sale are not thereby affected or extended.

30.  EXPENSES
     --------

     Except where otherwise expressly provided herein each party will bear its own costs and expenses in relation to the preparation, completion and operation of this Agreement.

31.  APPLICABLE LAW
     --------------

     The formation, construction, performance, validity and all aspects whatsoever of this Agreement shall be governed by the law of Argentina without regard to the rules of such law relating to conflict of laws and the parties submit to the non-exclusive jurisdiction of the Argentinian Courts. Further, the parties agree that the United Nations Vienna Convention on International Purchases and Sales shall not be applicable to this Agreement.

SIGNED by P. KIM PACKARD                    )
          --------------
as attorney in fact for and on behalf of    )  /s/ P. Kim Packard
                                               ------------------
LUCAS INDIEL ARGENTINA S.A.                 )  P. Kim Packard
---------------------------                    --------------


SIGNED by CHRIS LONG-LEATHER                )
          ------------------
as attorney in fact for and on behalf of    )  /s/ Chris Long-Leather
                                               ----------------------
LUCAS DIESEL DO BRASIL LTDA                 )  Chris Long-Leather
---------------------------                    ------------------